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                           [Bryan Cave LLP Letterhead]



May 16, 2003


Board of Directors
MEMC Electronic Materials Inc.
501 Pearl Drive (City of O'Fallon)
St. Peters, Missouri 63376

Ladies and Gentlemen:

We have acted as special counsel to MEMC Electronic Materials, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of two Registration Statements on Form S-3 (File Nos. 333-104529 and 333-105303) (together, the "Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 27,300,000 shares of common stock of the Company, $0.01 par value (the "Common Stock"), as well as the prospectus supplement dated May 15, 2003 and accompanying prospectus dated April 22, 2003 filed pursuant to Rule 424(b) under the Securities Act (the "Prospectus") covering an aggregate of 25,300,000 shares of Common Stock, of which 10,000,000 shares (the "Company Shares") will be sold on behalf of the Company, 12,000,000 shares (the "Selling Stockholder Shares") will be sold on behalf of the selling stockholder (the "Selling Stockholder"), and 3,300,000 shares may be sold on behalf of the Selling Stockholder at the underwriters' option solely for the purpose of covering over-allotments.

In connection therewith, we have examined and relied without investigation as to matters of fact upon the Registration Statements and Prospectus, certificates of public officials, statements and certificates of officers of the Company and of the Selling Stockholder, and originals or copies certified to our satisfaction of the Restated Certificate of Incorporation, as amended, and the Restated Bylaws of the Company, minutes of meetings of the Board of Directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinions expressed below.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies. We have also assumed the due authorization, execution and delivery of all documents.

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Board of Directors
May 16, 2003
Page 2


Based on the foregoing and in reliance thereon, we are of the opinion that:

     1. The Company has been duly incorporated and is in good standing under the laws of the State of Delaware.

     2. The Selling Stockholder Shares are duly authorized, validly issued, fully paid and non-assessable.

     3. The Company Shares have been duly authorized and, upon issuance and delivery of payment for the Company Shares in the manner contemplated by the Registration Statements and Prospectus, the Company Shares will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statements and to the use of our name under the caption "Lawyers" in the Prospectus incorporated by reference therein.

Very truly yours,

/s/ BRYAN CAVE LLP